Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-197036

PRICING TERM SHEET

Supplementing the Preliminary Prospectus

Supplement dated April 7, 2015

(To Prospectus dated June 26, 2014)

$800,000,000

Monsanto Company

$300,000,000 2.850% Senior Notes due 2025

$500,000,000 3.950% Senior Notes due 2045

Pricing Term Sheet

April 7, 2015

Issuer:	Monsanto Company

Format:	SEC Registered

Title:	2.850% Senior Notes due 2025 (the “2025 Notes”) 3.950% Senior Notes due 2045 (the “2045 Notes”)

Principal Amount:	2025 Notes: $300,000,000 2045 Notes: $500,000,000

Maturity Date:	2025 Notes: April 15, 2025 2045 Notes: April 15, 2045

Coupon (Interest Rate):	2025 Notes: 2.850% 2045 Notes: 3.950%

Interest Payment Dates:	2025 Notes: April 15 and October 15, commencing October 15, 2015 2045 Notes: April 15 and October 15, commencing October 15, 2015

Benchmark Treasury:	2025 Notes: UST 2.000% due February 15, 2025 2045 Notes: UST 3.000% due November 15, 2044

Benchmark Treasury Price and Yield:	2025 Notes: 100-29+; 1.897% 2045 Notes: 110-1+; 2.517%

Spread to Benchmark Treasury:	2025 Notes: 100 basis points 2045 Notes: 145 basis points

Yield to Maturity:	2025 Notes: 2.897% 2045 Notes: 3.967%

Price to Public:	2025 Notes: 99.594% 2045 Notes: 99.703%

Underwriting Discount:	2025 Notes: 0.650% 2045 Notes: 0.875%

Optional Redemption:

2025 Notes: At any time prior to January 15, 2025 (three months prior to maturity), Make-Whole T+15 basis points

2045 Notes: At any time prior to October 15, 2044 (six months prior to maturity), Make-Whole T+25 basis points

Par Call:	2025 Notes: On or after January 15, 2025 2045 Notes: On or after October 15, 2044

Change of Control:	Upon the occurrence of a “Change of Control Triggering Event” (as defined in the preliminary prospectus supplement dated April 7, 2015), the Issuer will be required, unless it has exercised its right to redeem the Notes, within a specified period, to make an offer to purchase all of the Notes at a price equal to 101% of the principal amount, plus any accrued and unpaid interest on the Notes being redeemed to but excluding the date of repurchase.

Expected Ratings (Moody’s/S&P/Fitch):*	A3 (Stable) / BBB+ (Stable) / A- (Stable)

Trade Date:	April 7, 2015

Settlement Date:	April 10, 2015 (T+3)

Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

Credit Agricole Securities (USA) Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA Inc.

Rabo Securities USA, Inc.

Santander Investment Securities Inc.

UniCredit Capital Markets LLC

BNY Mellon Capital Markets LLC

SG America Securities, LLC

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

CUSIP/ISIN:	2025 Notes: 61166W AW1 / US61166WAW10 2045 Notes: 61166W AV3 / US61166WAV37

* An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, faxing or emailing Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, at telephone: 1-866-471-2526, facsimile: 212-902-9316, or email: prospectus-ny@ny.email.gs.com or by calling or emailing Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or dg.prospectus_requests@baml.com.

2